Exhibit 99.1

For Immediate Release

Editorial Contacts:
Joe Greenhalgh, Vice President, Investor Relations – USA (510) 713-4430
Nancy Morrison, Vice President, Corporate Communications – USA (510) 713-4948
Laura Scorza, Sr. Public Relations Manager – Europe +41-(0) 21-863-5336

Logitech Announces Second Quarter Financial Results for FY 2011

Company Delivers Strong Growth in Revenue and Profitability;
Increases Outlook for Full Year

FREMONT, Calif., Oct. 27, 2010 and MORGES, Switzerland, Oct. 28, 2010 — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced financial results for the second quarter of Fiscal Year 2011.

Sales for Q2 FY 2011 were $582 million, up 17 percent from $498 million in the same quarter last year. Excluding the unfavorable impact of exchange rate changes, sales increased by 21 percent. Operating income was $51 million, an increase of 87 percent compared to $27 million in the same quarter a year ago. Net income for Q2 was $41 million ($0.23 per share) compared to $21 million ($0.11 per share) in Q2 of FY 2010. Gross margin for Q2 FY 2011 was 37.3 percent, up from 30.5 percent one year ago and the Company’s highest-ever quarterly gross margin.

Logitech’s retail sales for Q2 FY 2011 grew by 11 percent year over year, with an increase in Asia of 38 percent, an increase in the Americas of 19 percent, and a decrease in EMEA of 3 percent.  OEM sales increased by 10 percent. The LifeSize division,which was not included in the previous year’s results, contributed 6 percentage points to the Company’s Q2 FY 2011 sales growth compared to the prior year.

“We’re very pleased with our strong performance in Q2,” stated Gerald P. Quindlen, Logitech president and chief executive officer. “We delivered double-digit growth in both sales and operating income, and we continued the momentum in our LifeSize division. We also achieved the highest quarterly gross margin in our history, primarily due to favorable product mix shifts and supply chain efficiency improvements.

“As a result of our very strong gross margin performance in the first half of FY 2011, we have raised our operating income outlook for the full fiscal year. In addition, we have raised our sales outlook for the full fiscal year to include our initial estimate of sales for our line of products for Google TV. We’re very encouraged both by early indicators of enthusiasm for our Logitech Revue with Google TV and associated peripherals and the opportunity for developing another long-term growth driver for our business.”

Outlook
For Fiscal Year 2011, ending March 31, 2011, Logitech has raised its sales outlook from the previous range of $2.3 to $2.35 billion to the new range of $2.35 to $2.4 billion. The target for operating income has been raised from the previous range of $160 to $170 million to the new range of $170 to $180 million. Expected gross margin has increased to approximately 36 percent from the previous range of 34 to 35 percent. The expected tax rate continues to be approximately 16 percent.

Earnings Teleconference and Webcast
Logitech will hold an earnings teleconference on Thursday, Oct. 28, 2010 at 8:30 a.m. Eastern Daylight Time and 14:30 Central European Summer Time. A live webcast of the call, along with presentation slides, will be available on the Logitech corporate Web site at http://ir.logitech.com.

About Logitech

Logitech is a world leader in products that connect people to the digital experiences they care about. Spanning multiple computing, communication and entertainment platforms, Logitech’s combined hardware and software enable or enhance digital navigation, music and video entertainment, gaming, social networking, audio and video communication over the Internet, video security and home-entertainment control. Founded in 1981, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI).

# # #

This press release contains forward-looking statements, including the statements regarding anticipated sales, operating income, gross margin and tax rate for FY 2011, and Logitech’s products for Google TV being a potential long-term growth driver. The forward-looking statements in this release involve risks and uncertainties that could cause Logitech’s actual results to differ materially from that anticipated in these forward-looking statements. Factors that could cause actual results to differ materially include: the demand of our customers and our consumers for our products and our ability to accurately forecast it; the effect of pricing, product, marketing and other initiatives by our competitors, and our reaction to them, on our sales, gross margins and profitability; if consumer reaction to and demand for Google TV and our products for it are less positive than we expect; the sales mix among our lower- and higher-margin products and our geographic sales mix; if our product introductions and marketing activities do not result in the sales and profitability growth we expect, or when we expect it; if we fail to take advantage of long-term trends in the consumer electronics and personal computers industries, including the growth of mobile computing devices such as smartphones and tablets; if there is a deterioration of business and economic conditions or significant fluctuations in currency exchange rates; competition in the video conferencing and communications industry, including from companies with significantly greater resources, sales and marketing organizations, installed base and name recognition; as well as those additional factors set forth in Logitech’s periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2010, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, available at www.sec.gov. Logitech does not undertake to update any forward-looking statements.

Logitech, the Logitech logo, and other Logitech marks are registered in Switzerland and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s Web site at www.logitech.com.

(LOGI – IR)

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Quarter Ended September 30,
CONSOLIDATED STATEMENTS OF INCOME	2010	2009

Net sales	$581,884	$498,093
Cost of goods sold	364,950	346,305
Gross profit	216,934	151,788
% of net sales	37.3%	30.5%

Operating expenses:
Marketing and selling	97,412	68,835
Research and development	40,927	31,825
General and administrative	27,420	23,739
Restructuring charges	-	45
Total operating expenses	165,759	124,444

Operating income	51,175	27,344

Interest income, net	635	639
Other expense, net	(1,794)	(1,438)

Income before income taxes	50,016	26,545
Provision for income taxes	8,856	5,802

Net income	$41,160	$20,743

Shares used to compute net income per share:
Basic	176,359	178,395
Diluted	177,971	180,989
Net income per share:
Basic	$0.23	$0.12
Diluted	$0.23	$0.11

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Six Months Ended September 30,
CONSOLIDATED STATEMENTS OF INCOME	2010	2009

Net sales	$1,061,214	$824,203
Cost of goods sold	675,251	594,593
Gross profit	385,963	229,610
% of net sales	36.4%	27.9%

Operating expenses:
Marketing and selling	188,889	127,773
Research and development	79,316	63,185
General and administrative	54,780	44,920
Restructuring charges	-	1,494
Total operating expenses	322,985	237,372

Operating income (loss)	62,978	(7,762)

Interest income, net	1,156	1,231
Other income (expense), net	2	(636)

Income (loss) before income taxes	64,136	(7,167)
Provision for income taxes	3,454	9,455

Net income (loss)	$60,682	$(16,622)

Shares used to compute net income per share:
Basic	175,921	179,058
Diluted	177,588	179,058
Net income (loss) per share:
Basic	$0.34	$(0.09)
Diluted	$0.34	$(0.09)

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

CONSOLIDATED BALANCE SHEETS	September 30, 2010	March 31, 2010	September 30, 2009

Current assets
Cash and cash equivalents	$307,679	$319,944	$524,844
Accounts receivable	304,998	195,247	259,776
Inventories	343,021	219,593	239,904
Other current assets	63,482	58,877	60,104
Total current assets	1,019,180	793,661	1,084,628
Property, plant and equipment	91,122	91,229	97,664
Intangible assets
Goodwill	553,794	553,462	243,108
Other intangible assets	88,389	95,396	27,505
Other assets	66,877	65,930	49,092
Total assets	1,819,362	1,599,678	1,501,997

Current liabilities
Accounts payable	370,033	257,955	291,661
Accrued liabilities	198,727	182,336	154,529
Total current liabilities	568,760	440,291	446,190
Other liabilities	160,521	159,672	142,370
Total liabilities	729,281	599,963	588,560

Shareholders' equity	1,090,081	999,715	913,437

Total liabilities and shareholders' equity	$1,819,362	$1,599,678	$1,501,997

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

	Six Months Ended September 30,
CONSOLIDATED STATEMENTS OF CASH FLOWS	2010	2009

Cash flows from operating activities:
Net income (loss)	$60,682	$(16,622)
Non-cash items included in net income (loss):
Depreciation	23,343	26,057
Amortization of other intangible assets	14,027	4,603
Share-based compensation expense	16,720	11,166
Gain on disposal of fixed assets	(838)	-
Excess tax benefits from share-based compensation	(676)	(1,346)
Loss (gain) on cash surrender value of life insurance policies	169	(402)
Deferred income taxes and other	1,804	(274)
Changes in assets and liabilities:
Accounts receivable	(99,615)	(39,896)
Inventories	(129,497)	(1,011)
Other assets	(5,511)	(8,585)
Accounts payable	110,775	130,803
Accrued liabilities	13,316	28,407
Net cash provided by operating activities	4,699	132,900

Cash flows from investing activities:
Purchases of property, plant and equipment	(25,419)	(18,144)
Acquisitions and investments, net of cash acquired	(7,300)	(200)
Proceeds from sale of property, plant and equipment	2,688	-
Proceeds from cash surrender of life insurance policies	-	813
Net cash used in investing activities	(30,031)	(17,531)

Cash flows from financing activities:
Purchases of treasury shares	-	(101,267)
Proceeds from sale of shares upon exercise of options and purchase rights	16,538	12,972
Excess tax benefits from share-based compensation	676	1,346
Net cash provided by (used in) financing activities	17,214	(86,949)

Effect of exchange rate changes on cash and cash equivalents	(4,147)	3,665
Net increase (decrease) in cash and cash equivalents	(12,265)	32,085
Cash and cash equivalents at beginning of period	319,944	492,759
Cash and cash equivalents at end of period	$307,679	$524,844

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Quarter Ended		Six Months Ended
	September 30,		September 30,
SUPPLEMENTAL FINANCIAL INFORMATION	2010	2009	2010	2009

Depreciation	$11,005	$14,580	$23,343	$26,057
Amortization of other intangibles	7,116	2,270	14,027	4,603
Operating income (loss)	51,175	27,344	62,978	(7,762)
Operating income before depreciation and amortization	69,296	44,194	100,348	22,898
Capital expenditures	13,501	10,442	25,419	18,144

Net sales by channel:
Retail	$489,721	$442,702	$883,587	$726,468
OEM	60,850	55,391	119,186	97,735
LifeSize	31,313	-	58,441	-
Total net sales	$581,884	$498,093	$1,061,214	$824,203

Net retail sales by product family:
Retail - Pointing Devices	$153,870	$130,611	$285,716	$220,847
Retail - Keyboards & Desktops	95,453	79,906	171,619	137,915
Retail - Audio	119,965	121,001	215,611	193,121
Retail - Video	68,794	58,263	115,850	101,077
Retail - Gaming	20,261	28,493	34,827	45,642
Retail - Remotes	31,378	24,428	59,964	27,866
Total net retail sales	$489,721	$442,702	$883,587	$726,468

	Quarter Ended		Six Months Ended
	September 30,		September 30,
Share-based Compensation Expense	2010	2009	2010	2009

Cost of goods sold	$919	$628	$1,910	$1,426
Marketing and selling	3,091	2,154	6,168	3,913
Research and development	1,776	1,068	3,552	1,909
General and administration	2,472	1,908	5,090	3,918
Income tax benefit	(2,442)	(449)	(4,337)	(833)
Total share-based compensation expense after income taxes	$5,816	$5,309	$12,383	$10,333

Share-based compensation expense net of tax, per share (diluted)	$0.03	$0.03	$0.07	$0.06

Constant dollar sales (sales excluding impact of exchange rate changes)
We refer to our net sales excluding the impact of foreign currency exchange rates as constant dollar sales. Constant dollar sales are a non-GAAP financial measure, which is information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. GAAP. Our management uses these non-GAAP measures in its financial and operational decision-making, and believes these non-GAAP measures, when considered in conjunction with the corresponding GAAP measures, facilitate a better understanding of changes in net sales. Constant dollar sales are calculated by translating prior period sales in each local currency at the current period's average exchange rate for that currency.